THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York) ("DTC"), to the Corporation or its agent for registration of transfer, exchange or payment, and this Note is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC, and unless any payment is made to Cede & Co.., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS NOTE IS NOT A SAVINGS ACCOUNT OR A DEPOSIT, IS NOT AN OBLIGATION OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF BANK OF AMERICA CORPORATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGISTERED                                                                                     $30,000,000

NUMBER  __I-_____                                                                         CUSIP 06050 MFE2

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

/     /    SEE THE ATTACHED PRINCIPAL REPAYMENT
           AMOUNT RIDER for a description of the
           PRINCIPAL REPAYMENT AMOUNT and its method of calculation.

/ X /    SEE THE ATTACHED SUPPLEMENTAL REDEMPTION AMOUNT RIDER for a description of the
           SUPPLEMENTAL REDEMPTION AMOUNT and its method of calculation

ORIGINAL ISSUE DATE:   September 28, 2005
MATURITY DATE:  September 29, 2010
CALCULATION AGENT:  Banc of America Securities LLC ("BAS")
ADDITIONAL TERMS:  See Supplemental Redemption Amount Rider
MINIMUM DENOMINATIONS:  $1,000 and whole multiples of $1,000.

BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation," which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay on the Maturity Date to CEDE & CO., as nominee for The Depository Trust Company, or its registered assigns, (i) the principal amount of THIRTY MILLION DOLLARS ($30,000,000) and (ii) that supplemental redemption amount (the "Supplemental Redemption Amount") calculated according to the terms of the attached Supplemental Redemption Amount Rider.

Any principal or Supplemental Redemption Amount not punctually paid or duly provided for shall be payable as provided in the Indenture.  As used in this Note, "Business Day" means any day that is not a Saturday or a Sunday, and that is not a legal holiday in New York, New York or Charlotte, North Carolina and that is not a day on which banking institutions in those cities or any other place of payment with respect to this Note are authorized or required by law or regulation to be closed; but that is not a day on which the principal securities market (or markets) on which the constituent Basket Stocks (as defined below) are traded is closed.

The principal and Supplemental Redemption Amount on this Note are payable in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts at the office or agency of the Corporation designated as provided in the Indenture; provided, however, that the principal or Supplemental Redemption Amount may be paid, at the option of the Corporation, by check mailed to the person entitled thereto at his address last appearing on the registry books of the Corporation relating to the Notes.  Notwithstanding the preceding sentence, payments of the principal and Supplemental Redemption Amount payable on the Maturity Date will be made by wire transfer of immediately available funds to a designated account maintained in the United States upon (i) receipt of written notice by the Issuing and Paying Agent (as described on the reverse hereof) from the registered holder of this Note not less than one Business Day prior to the due date of such principal and (ii) presentation of this Note to The Bank of New York, as Issuing and Paying Agent, 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office").

For both this Note and Notes issued in certificated form, the payment of principal of and any other amounts due on or after the Maturity Date will be made only upon the presentation and surrender of such Note at the office of the Trustee or successor thereof, and with respect to this Note, in accordance with the procedures of DTC.

References herein to "U.S. dollars," "U.S.$," or "$" are to the coin or currency of the United States at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and on the attached Rider, which shall have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed, by manual or facsimile signature, under its corporate seal or a facsimile thereof.

                                                                                BANK OF AMERICA CORPORATION

                                                                                By:____________________________________
[SEAL]                                                                    Title: Senior Vice President
ATTEST:

By:___________________________
Title:  Assistant Secretary

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: September 28, 2005

                                                                              THE BANK OF NEW YORK,
                                                                               as Trustee

                                                                              By:___________________________
                                                                                             Authorized Signatory

[Reverse of Note]

BANK OF AMERICA CORPORATION
MEDIUM-TERM SENIOR NOTE, SERIES K
(Indexed Note)

SECTION 1.  General.  This Note is one of a duly authorized series of Securities of the Corporation unlimited in aggregate principal amount (herein called the "Notes") issued and to be issued under an Indenture dated as of January 1, 1995 (herein called the "Indenture"), between the Corporation (successor in interest to NationsBank Corporation) and The Bank of New York, as Trustee (successor in interest to U.S. Bank Trust National Association, successor trustee to BankAmerica National Trust Company, herein called the "Trustee," which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, and a Third Supplemental Indenture dated as of July 28, 2004 to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Corporation, the Trustee, and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is also one of the Notes designated as the Corporation's Senior Medium-Term Notes, Series K, initially limited in aggregate principal amount to $10,000,000,000.    The Trustee initially shall act as Security Registrar, Transfer Agent, and Issuing and Paying Agent in connection with the Notes.  The Notes may bear different dates, mature at different times, bear interest at different rates and vary in such other ways as are provided in the Indenture.

SECTION 2.  No Sinking Fund.  This Note is not subject to any sinking fund.

SECTION 3.  Redemption.  This Note is not redeemable prior to the Maturity Date.

SECTION 5.  Defeasance.  The provisions of Article Fourteen of the Indenture do not apply to Securities of this Series.

SECTION 6.  Events of Default.  If an Event of Default (defined in the Indenture as (a) the Corporation's failure to pay the principal of (or premium, if any, on) the Notes; (b) the Corporation's failure to pay interest on the Notes within 30 calendar days after the same becomes due; (c) the Corporation's breach of its other covenants contained in this Note or in the Indenture, which breach is not cured within 90 calendar days after written notice by the Trustee or the holders of at least 25% in outstanding principal amount of all Securities issued under the Indenture and affected thereby; and (d) certain events involving the bankruptcy, insolvency or liquidation of the Corporation) shall occur with respect to the Notes, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 7.  Modifications and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture and the modification of the rights and obligations of the Corporation and the rights of the holders of the Notes under the Indenture at any time by the Corporation with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected by such amendment and modification.  The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes then outstanding and all other Securities then outstanding under the Indenture and affected thereby, on behalf of the holders of all such Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium on (if any), interest, or other amounts payable on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer, or director, as such, past, present, or future, of the Corporation or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for issue hereof, expressly waived and released.

SECTION 8.  Obligations Unconditional.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of, premium (if any), interest, and other amounts payable on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

SECTION 9.  Authorized Denominations.  The Notes are issuable only as registered Notes without coupons, and unless otherwise set forth above, only in denominations of $1,000 and whole multiples of $1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the holder surrendering the same.

SECTION 10.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the register maintained by the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Corporation designated by it pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Trustee or the Security Registrar requiring such written instrument of transfer duly executed by, the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Note is being issued by means of a book-entry system with no physical distribution of certificates to be made except as provided in the Indenture.  The book-entry system maintained by DTC will evidence ownership of the Notes, with transfers of ownership effected on the records of DTC and its participants pursuant to rules and procedures established by DTC and its participants.  The Corporation will recognize Cede & Co., as nominee of DTC, while the registered holder of the Notes, as the owner of the Notes for all purposes, including payment of principal and the Supplemental Redemption Amount, notices and voting. Transfer of principal and the Supplemental Redemption Amount to participants of DTC will be the responsibility of DTC, and transfer of principal and the Supplemental Redemption Amount payable to beneficial owners of the Notes by participants of DTC will be the responsibility of such participants and other nominees of such beneficial owners.  So long as the book-entry system is in effect, the selection of any Notes to be redeemed will be determined by DTC pursuant to rules and procedures established by DTC and its participants.  The Corporation will not be responsible or liable for such transfers or payments or for maintaining, supervising or reviewing the records maintained by DTC, its participants, or persons acting through such participants.

            This Note may be exchanged in whole, but not in part, for security-printed certificated Notes, only if (i) DTC notifies the Corporation or the Trustee that it is unwilling or unable to continue to act as depository for this Note in global form or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either such case, a successor depository is not appointed by the Corporation within 60 calendar days, or (ii) the Corporation executes and delivers to the Trustee a written notification that this Note in global form shall be so exchangeable, or (iii) an Event of Default occurs and is continuing with respect to this Note in global form.  In any such instance, an owner of a beneficial interest in this Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name.  Unless otherwise set forth above, Notes so issued in certificated form will be issued in authorized denominations only and will be issued in registered form only, without coupons.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge, including, without limitation, any withholding tax, payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Corporation, the Trustee, the Issuing and Paying Agent and any agent of the Corporation, the Trustee or any Issuing and Paying Agent may treat the person in whose name this Note is registered as the owner hereof for all purposes.

SECTION 11.  Defined Terms.  All terms used in this Note which are not defined herein but are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SECTION 12.  Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

                       TEN COM--   as tenants in common
                       TEN ENT--     as tenants by the entireties
                       JT TEN--         as joint tenants with right of survivorship and not as tenants in common
                       UNIF GIFT MIN ACT--...........................as Custodian for............................
                                                                     (Cust)                                          (Minor)

                                                     Under Uniform Gifts to Minors Act

                                                      .......................................................
                                                                            (State)

Additional abbreviations may also be used though not in the above list.

_____________________________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS
INCLUDING ZIP CODE OF ASSIGNEE]

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

Please Insert Social Security or Other
       Identifying Number of Assignee: ____________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ Attorney to transfer said Note on the books of the Corporation, with full power of substitution in the premises.

Dated:_________________________            _________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed.

BANK OF AMERICA CORPORATION
Medium-Term Senior Note, Series K

SUPPLEMENTAL REDEMPTION AMOUNT RIDER

General

This Note is part of a series of medium-term notes entitled "Medium-Term Notes, Series K" issued under the Indenture, as described in the Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004 and is designated as the Bank of America Corporation Minimum Return Equity Appreciation Growth LinkEd Securities "Basket EAGLESSM," due September 29, 2010 Linked to a Basket of Energy Stocks.  Certain capitalized terms used herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.

Payment at Maturity; Supplemental Redemption Amount

At maturity, the holder of the Note will receive the principal amount of this Note.  The holder of the Note also will receive the Supplemental Redemption Amount, which will not be less than 5.00% of the principal amount of this Note at maturity.  This minimum amount is called the "Minimum Supplemental Redemption Amount."  The Supplemental Redemption Amount will be based on the performance of the common stock of 16 selected energy companies described below over the term of this Note, and will be determined by the Calculation Agent in the manner described below.

The "Basket Stocks" are the 16 selected energy companies whose common stocks make up the "Basket" that is used to determine the Supplemental Redemption Amount.  The 16 Basket Stocks are:  Apache Corporation, BJ Services Company, Burlington Resources Inc., Cal Dive International, Inc., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, Diamond Offshore Drilling, Inc., Exxon Mobil Corporation, GlobalSantaFe Corporation, Halliburton Company, Noble Corporation, Occidental Petroleum Corporation, Tidewater Inc., Transocean Inc., and Valero Energy Corporation.

On September 23, 2005, or the "pricing date," a hypothetical basket of the Basket Stocks with a level of 1,000 was created, based on the Closing Price (as defined below) of each Basket Stock on that date.  Each Basket Stock represented 6.25%, or 62.50, of the total level of the Basket on the pricing date.  The result was rounded to the nearest one hundred-thousandth.  The number of shares of each Basket Stock was set by dividing 62.50 by the Closing Price of that Basket Stock on the pricing date.  This fixed number of shares is the "Share Ratio."  The Share Ratio for each Basket Stock was fixed as of the pricing date and is subject to change only if certain extraordinary corporate events affect the relevant Basket Stock, as described below.

The term "Basket Level" refers to the hypothetical value of the Basket that is determined at the close of any Trading Day (as defined below).  The Basket Level equals the sum of the products of the Closing Price and the Share Ratio for each Basket Stock.  The Basket Level will be rounded to the nearest one hundredth.

The Calculation Agent will determine any Supplemental Redemption Amount payable to you at maturity, which will not be less than the Minimum Supplemental Redemption Amount, by reference to the periodic returns of the Basket Level during the following 20 "Reference Periods":

2005/06	2006/07	2007/08	2008/09	2009/10
09/23/05-12/23/05	09/23/06-12/23/06	09/23/07-12/23/07	09/23/08-12/23/08	09/23/09-12/23/09
12/23/05-03/23/06	12/23/06-03/23/07	12/23/07-03/23/08	12/23/08-03/23/09	12/23/09-03/23/10
03/23/06-06/23/06	03/23/07-06/23/07	03/23/08-06/23/08	03/23/09-06/23/09	03/23/10-06/23/10
06/23/06-09/23/06	06/23/07-09/23/07	06/23/08-09/23/08	06/23/09-09/23/09	06/23/10-09/23/10

The pricing date is the first day of the first Reference Period.  The last day of each Reference Period is referred to as a "Reset Date." On each Reset Date, the Calculation Agent will determine the "Periodic Return" of the Basket for the Reference Period then ended by applying the following formula:

Ending Basket Level - Starting Basket Level
Starting Basket Level

The result will be rounded to the nearest ten-thousandth of a decimal place and then expressed as a percentage.

The "Starting Basket Level" for the initial Reference Period is 1,000, and the "Starting Basket Level" for each subsequent Reference Period is the Ending Basket Level for the immediately preceding Reference Period.  The "Ending Basket Level" for each Reference Period is the Basket Level on the applicable Reset Date, or if that day is not a Business Day (as defined above), the Basket Level on the next following Business Day.

On the pricing date, the Corporation set a cap of 7.10%, or the "Return Cap," which limits any increases in the Periodic Return of the Basket to that rate.  For any Reference Period in which the Periodic Return is greater than the Return Cap, the Periodic Return for that Reference Period will be deemed to be the Return Cap.

After the close of the market on the last Reset Date, the Calculation Agent will determine the Supplemental Redemption Amount, which will not be less than the Minimum Supplemental Redemption Amount, payable to the holder of this Note at maturity based on the following formula:

Principal Amount x Basket Return

The "Basket Return" is the compounded value of the 20 Periodic Returns computed in the following manner:

[The product of (1.00 + the Periodic Return) for each Reference Period] - 1.00

The Basket Return will be rounded to the nearest ten-thousandth and then expressed as a percentage.

The Supplemental Redemption Amount will be calculated after the close of the market on the last Reset Date.  The period of time between the last Reset Date and the Maturity Date is not part of a Reference Period, and, therefore, changes in the Basket Level during that period will not affect the Supplemental Redemption Amount payable to the holder of this Note at maturity.  If the calculation of the Supplemental Redemption Amount results in an amount that is less than the Minimum Supplemental Redemption Amount, then the Corporation will pay the holder of this Note at maturity a Supplemental Redemption Amount equal to the Minimum Supplemental Redemption Amount.

A "Trading Day" means any day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

The "Closing Price" for any security for which a trading price must be determined to calculate the Basket Level will be:

  if the security is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading; or

  if the security is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on that day; or

   if the security is not listed or admitted to trading on any national securities exchange or is not a security of the Nasdaq National Market, but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on that day; or

  if the security is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market, but the last reported sale price or Nasdaq official closing price, as applicable, is not available as described above, the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on that day.

If a Market Disruption Event (as defined below) has occurred with respect to any Basket Stock on a day that is required to be a Reset Day as provided in the last paragraph under "-Market Disruption," or if on any other Trading Day the Closing Price of a security cannot be determined according to the immediately preceding provisions, then the Closing Price for that day will be the mean, as determined by the Calculation Agent, of the bid prices for the applicable security obtained from as many recognized dealers in that security, but not exceeding three, as will make those bid prices available to the Calculation Agent; provided that if no such bids are available, then the Closing Price for that day will equal the Calculation Agent's good faith estimate of the value of that security as of that day.  A bid of BAS, Banc of America Investment Services, Inc. ("BAI"), or any of the Corporation's other affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.  The term "security of the Nasdaq National Market" will include a security included in any successor to that system, and the term OTC Bulletin Board Service will include any successor to that service.

Event of Default

            Upon the occurrence of an Event of Default (as defined in the Indenture), the holder of this Note only will be entitled to receive the principal amount of the Note, and will not be entitled to payment of the Supplemental Redemption Amount.

Market Disruption

            With respect to any Basket Stock, "Market Disruption Event" means:

  a suspension, absence, or material limitation of trading of any Basket Stock on the primary market for that Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for any Basket Stock as a result of which the reported trading prices for that Basket Stock during the last one-half hour preceding the close of the principal trading session in that market are materially inaccurate; or the suspension, absence, or material limitation of trading on the primary market for trading in options contracts or futures contracts related to any Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or a material disruption in securities settlement, payment, or clearance services in the United States, in each case as determined by the Calculation Agent in its sole discretion; and

  a determination by the Calculation Agent, in its sole discretion, that any event described in the preceding paragraph materially interferes or interfered with the ability of BAS or any of its affiliates to unwind or adjust all or a material portion of any hedge with respect to this Note.

            For purposes of determining whether a Market Disruption Event has occurred:

   a limitation on the number of hours or days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

  a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event;

   limitations under any rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange

                                                                                 12

  Commission on trading during significant market fluctuations will constitute a suspension, absence, or material limitation of trading;

   a suspension of trading in options contracts on a Basket Stock by the primary securities market trading in those options, if available, by reason of (a) a price change exceeding limits set by that securities exchange or market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension, absence, or material limitation of trading in options contracts related to that Basket Stock; and

  a suspension, absence, or material limitation of trading on the primary securities market on which options contracts related to a Basket Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If a Market Disruption Event occurs or is continuing with respect to one or more Basket Stocks (a "Market Disruption Stock") on a day that would otherwise be a Reset Date, then, in order to calculate the Basket Level as of that Reset Date, the Calculation Agent instead will use the Closing Price of each Market Disruption Stock on the first Business Day after that day on which no Market Disruption Event occurs or is continuing as to that Market Disruption Stock.  The Calculation Agent will use the Closing Price for each Basket Stock that is not a Market Disruption Stock on the applicable Reset Date.

In no event, however, will the determination of the Closing Price for any Market Disruption Stock be postponed by more than five Business Days.  If any determination as to a Market Disruption Stock is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, the Calculation Agent will determine the Closing Price of the applicable Market Disruption Stock for that day as described in the last paragraph above under the definition of "Closing Price."  If any determination of a Closing Price required to be made on the last scheduled Reset Date is postponed due to a Market Disruption Event, the Maturity Date for this Note also will be postponed by the same number of Business Days.

The Basket and Adjustments to the Basket

The "Basket" is comprised of the common stocks of the following Basket Stocks, as weighted below based on the Closing Price of each Basket Stock on September 23, 2005, the pricing date, as determined by the Calculation Agent, to achieve a Basket Level of 1,000 on that date:

Basket Stock	Initial Price of Basket Stock	Weight	Share Ratio
Apache Corporation	73.86	6.25%	0.84620
BJ Services Company	34.48	6.25%	1.81265
Burlington Resources Inc.	77.50	6.25%	0.80645
Cal Dive International, Inc.	59.52	6.25%	1.05007
Chevron Corporation	63.27	6.25%	0.98783
ConocoPhillips	68.29	6.25%	0.91521
Devon Energy Corporation	64.74	6.25%	0.96540
Diamond Offshore Drilling, Inc.	58.76	6.25%	1.06365
Exxon Mobil Corporation	63.88	6.25%	0.97840
GlobalSantaFe Corporation	45.03	6.25%	1.38796
Halliburton Company	65.01	6.25%	0.96139
Noble Corporation	68.63	6.25%	0.91068
Occidental Petroleum Corporation	85.93	6.25%	0.72734
Tidewater Inc.	44.19	6.25%	1.41435
Transocean Inc.	59.75	6.25%	1.04603
Valero Energy Corporation	110.77	6.25%	0.56423

If one of the events described below occurs and the Calculation Agent determines that the event has a dilutive or concentrative effect on the theoretical value of a particular Basket Stock, the Calculation Agent will calculate a corresponding adjustment to the Share Ratio of that Basket Stock as the Calculation Agent, in its sole discretion, determines appropriate to account for that dilutive or concentrative effect.  For example, if an adjustment is required because of a two-for-one stock split of a Basket Stock, then the number of shares of that Basket Stock will be adjusted to double the Share Ratio.  The Calculation Agent also will determine the effective date of an adjustment and the substitution in the Basket of those shares, if applicable, in the event of a consolidation or merger of the relevant Basket Stock.  Upon making any adjustment, the Calculation Agent will give notice promptly to the Corporation and the Trustee, stating the adjustment to the Share Ratio or to the Basket Stocks in the Basket.

If more than one event occurs that requires adjustment to a particular Share Ratio, the Calculation Agent will adjust the number of those shares in the Basket in the order in which each event occurs, and on a cumulative basis.  Thus, after adjusting the number of those shares in the Basket for the first event, the Calculation Agent then will adjust the number of those shares in the Basket for the second event.  The second adjustment will be made to those shares in the Basket after the adjustment is made for the first event, and so on for each event.

For any dilution event described below, other than a consolidation or merger, the Calculation Agent will not have to adjust the applicable Share Ratio unless the adjustment would result in a change of at least 0.1% to the number of shares that would apply without the adjustment.  The Share Ratio resulting from any adjustment will be rounded up or down to the nearest 0.00001, with 0.000005 being rounded upward.

If an event requiring an antidilution adjustment occurs, the Calculation Agent will make the adjustments with a view to offsetting, to the extent practical, any change in the holder's economic position relative to this Note that results solely from that event.  The Calculation Agent, in its sole discretion, may modify the antidilution adjustments in this section as necessary to promote an equitable result.

The Calculation Agent will make all determinations, in its sole discretion, with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred or the nature of the adjustment required and how it will be made.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on the holder of this Note and the Corporation, without any liability on the part of the Calculation Agent.  No holder of this Note will be entitled to any compensation from the Corporation for any loss suffered as a result of any of the above determinations by the Calculation Agent.

            The following are examples of events that may require an antidilution adjustment:

  a subdivision, consolidation, or reclassification of a Basket Stock or a free distribution or dividend of any shares of a Basket Stock to its existing shareholders by way of bonus, capitalization, or similar event;

  a distribution or dividend to existing shareholders of a Basket Stock of shares of:

  the Basket Stock,

  other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of a Basket Stock equally or proportionately with such payments to its shareholders, or any other type of securities, rights, or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the Calculation Agent;

  the declaration by an issuer of a Basket Stock of an extraordinary or special dividend or other distribution whether in cash or shares of its stock or other assets;

  a repurchase by an issuer of a Basket Stock of its stock whether out of profits or capital and whether the consideration for that repurchase is cash, securities, or otherwise;

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  any other similar event that may have a dilutive or concentrative effect on the theoretical value of a Basket Stock; or

  a consolidation of an issuer of a Basket Stock with another company, or a merger of an issuer of a Basket Stock with another company.

Stock Splits

If a Basket Stock is subject to a stock split, then the Calculation Agent will adjust its Share Ratio to equal the sum of the prior Share Ratio-i.e., the number of shares before that adjustment-plus the product of (1) the number of new shares issued in the stock split with respect to one share of the relevant Basket Stock, and (2) the prior Share Ratio.

Reverse Stock Splits

If a Basket Stock is subject to a reverse stock split, then the Calculation Agent will adjust its Share Ratio to equal the product of the prior number of shares and the quotient of (1) the number of outstanding shares of the relevant Basket Stock outstanding immediately after the reverse stock split becomes effective, divided by (2) the number of shares of the relevant Basket Stock outstanding immediately before the reverse stock split becomes effective.

Stock Dividends

If a Basket Stock is subject to a stock dividend payable in shares of its stock, then the Calculation Agent will adjust the Share Ratio of that Basket Stock in the Basket to equal the sum of the prior number of shares plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the relevant Basket Stock, and (2) the prior number of shares.

Other Dividends and Distributions

A Share Ratio will not be adjusted to reflect dividends or other distributions paid with respect to a Basket Stock, other than:

  stock dividends as described above;

  issuances of transferable rights and warrants as described in "-Transferable Rights and Warrants" below;

  distributions that are spin-off events as described in "-Reorganization Events" below; and

  extraordinary dividends as described below.

A dividend or other distribution with respect to a Basket Stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for that Basket Stock by an amount equal to at least 10% of the

Closing Price of that Basket Stock on the Business Day before the ex-dividend date.  The ex-dividend date for any dividend or other distribution is the first day on which the relevant Basket Stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the Calculation Agent will adjust the relevant Share Ratio of that Basket Stock to equal the product of (1) the prior Share Ratio, and (2) a fraction, the numerator of which is the Closing Price of the relevant Basket Stock on the Business Day before the ex-dividend date and the denominator of which is the amount by which that Closing Price exceeds the extraordinary dividend amount.

The extraordinary dividend amount of an extraordinary dividend for a particular Basket Stock equals:

  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of that Basket Stock, minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for that Basket Stock; or

  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the Calculation Agent will determine the value of any non-cash component.  A distribution on a Basket Stock that is a stock dividend payable in shares of that Basket Stock, an issuance of rights or warrants or a spin-off event and an extraordinary dividend will result in an adjustment to the number of shares only as described in "-Stock Dividends" above, "-Transferable Rights and Warrants" below, or "-Reorganization Events" below, as the case may be, and not as described here.

Transferable Rights and Warrants

            If a Basket Stock issues transferable rights or warrants to all shareholders of its Basket Stock to subscribe for or purchase its Basket Stock, then the Share Ratio for that Basket Stock will be adjusted on the Business Day immediately following the issuance of those rights or warrants so that the new Share Ratio will equal the prior Share Ratio plus the product of (a) the prior Share Ratio and (b) the number of shares of that Basket Stock that can be purchased with the cash value of those warrants or rights distributed on a single share of that Basket Stock.  The number of shares that can be purchased will be based on the closing price of that Basket Stock on the date the new Share Ratio is determined.  The cash value of those rights or warrants, if the warrants or rights are traded on a national securities exchange, will equal the closing price of those warrants or rights, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Share Ratio is determined.  However, if only two bid prices are available, then the cash value of those warrants or rights will equal the average (mean) of those bids and if only one bid is available, then the cash value of those warrants or rights will equal that bid.  A bid of BAS, BAI, or any of their affiliates may be included in the calculation of the mean, but only if that bid is the highest of the bids obtained.  If no such bids are available, then the cash value of those rights or warrants will equal the Calculation Agent's good faith estimate of the value of that security as of that day.

Reorganization Events

            Each of the following is a reorganization event for any Basket Stock:

  the issuer of the Basket Stock's capital stock is reclassified or changed;

  the issuer of the Basket Stock has been subject to a merger, consolidation, or other combination and either is not the surviving entity or is the surviving entity but all of its outstanding Basket Stock is exchanged for or converted into other property;

  a statutory share exchange involving the outstanding Basket Stock and the securities of another entity occurs, other than as part of an event described above;

  the issuer of the Basket Stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

  the issuer of the Basket Stock effects a spin-off-that is, issues to its shareholders the equity securities of another issuer, other than as part of an event described above;

  the issuer of the Basket Stock is liquidated, dissolved, or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law; or

  another entity completes a tender or exchange offer for all the outstanding common shares of that Basket Stock.

Adjustments for Reorganization

If a reorganization event occurs with respect to any issuer of the Basket Stock, then the Calculation Agent will adjust the applicable Share Ratio so as to reflect the amount and type of property or properties --- whether it be cash, securities, other property or a combination --- that a prior holder of that Basket Stock would hold after the reorganization event had occurred.  This new property is referred to as the "distribution property."

For purposes of making an adjustment required by a reorganization event, the Calculation Agent, in its sole discretion, will determine the value of each type of distribution property.  For any distribution property consisting of a security, the Calculation Agent will use the Closing Price of the security on the effective date of the reorganization.  The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the applicable Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the Share Ratio of that Basket Stock to consist of the distribution property distributed in connection with the reorganization event as described above, the Calculation Agent then will make any further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new Share Ratio.  The Calculation Agent will do so to the same extent that it would make adjustments if the applicable Basket Stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the Share Ratio, the required adjustment will be made only for that component.

For example, if the issuer of a Basket Stock merges into another company and each share of the relevant Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the applicable Share Ratio will be adjusted to consist of two common shares of the surviving company and that specified amount of cash.  The Calculation Agent will adjust the common share component of the new number of shares to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section as if the common shares of the merged company were the Basket Stock.  In that event, the cash component will not be adjusted but will continue to be a component of the Share Ratio (with no interest adjustment) in the Basket.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Share Ratio as described above.  Consequently, in this Note, references to a share of a Basket Stock means any distribution property that is distributed in a reorganization event and comprises the adjusted Share Ratio for that stock.  Similarly, references to a Basket Stock mean any successor entity in a reorganization event for that Basket Stock.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding this Note, including determinations regarding the Basket Return, the Supplemental Redemption Amount, Market Disruption Events, Successor Indices, and Business Days.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on the holder of this Note and the Corporation, without any liability on the part of the Calculation Agent.

The Corporation has initially appointed its affiliate, BAS, as the Calculation Agent, but the Corporation may change the Calculation Agent at any time without notifying the holder of this Note.